Key Energy Group, Inc.

                 Supplement to Prospectus dated February 6, 1998





Jefferies & Company, Inc. ("Jefferies") as Selling Securityholder is hereby offering for resale $2,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2004 (the "Notes") of Key Energy Group, Inc., a Maryland Corporation (the "Company"). The Notes are being offered by, and are being sold through, Jefferies at a price of $1,178,350; no commissions are to be paid in connection with such resales. The Company will not receive any of the proceeds from the resale of the Notes offered hereby.












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          The date of this Prospectus Supplement is November 25, 1998.